As filed with the Securities and Exchange Commission on April 18, 2014

Registration No. 333-156568 Registration No. 333-160701 Registration No. 333-169579

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-156568
FORM S-3 REGISTRATION STATEMENT NO. 333-160701
FORM S-3 REGISTRATION STATEMENT NO. 333-169579

UNDER
THE SECURITIES ACT OF 1933

STERLING FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Washington	91-1572822
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

111 North Wall Street Spokane, Washington 99201 (509) 227-5389 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Andrew J. Schultheis, Secretary
Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
(509) 227-5389
 (Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

Approximate date of commencement of proposed public sale: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑		Accelerated filer	☐
Non-accelerated filer	☐	(do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) of Sterling Financial Corporation, a Washington corporation ( “Sterling”), relates to the following Registration Statements (collectively, the “Registration Statements”) on Form S-3 filed by Sterling with the U.S. Securities and Exchange Commission (the “Commission”):

•
Registration Statement No. 333-156568, which was filed with the Commission on January 5, 2009, relating to the potential resale by the security holders named therein of up to 303,000 shares of Sterling Fixed Rate Cumulative Perpetual Preferred Stock, Series A, a warrant to purchase 6,437,677 shares of Sterling common stock, and the shares of common stock issuable upon exercise of such warrant, in each case at indeterminate prices;

•
Registration Statement No. 333-160701, which was filed with the Commission on July 20, 2009, relating to the sale of an unspecified amount of shares of Sterling common and preferred stock, warrants, debt securities, units, stock purchase contracts and depository shares, in each case from time to time at indeterminate prices; and

•
Registration Statement No. 333-169579, which was originally filed with the Commission on Form S-1 on September 24, 2010 and subsequently converted to Form S-3 through a post-effective amendment filed with the Commission on October 12, 2011, relating to the potential resale by the Sterling security holders named therein of up to 35,137,702 shares of Sterling common stock and warrants to purchase 2,722,541 shares of Sterling common stock.

Sterling is filing this Post-Effective Amendment to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by Sterling pursuant to the above referenced Registration Statements.

On April 18, 2014, Sterling completed its previously announced merger with Umpqua Holdings Corporation, an Oregon corporation (“Umpqua”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated September 11, 2013, between Sterling and Umpqua.  Pursuant to the Merger Agreement, Sterling merged with and into Umpqua (the “Merger”), with Umpqua as the surviving corporation in the Merger.  At the effective time of the Merger, (i) each outstanding share of Sterling common stock (other than certain shares held by Sterling, Umpqua and their respective subsidiaries and other than shares with respect to which appraisal rights have been properly demanded in accordance with Chapter 23B.13 of the Washington Business Corporation Act) was converted into the right to receive (x) 1.671 shares of Umpqua common stock and (y) $2.18 in cash, without interest, with cash paid in lieu of fractional shares, and (ii) equity awards relating to Sterling common stock were treated in accordance with the Merger Agreement.

As a result of the Merger, Sterling has terminated any and all offerings of Sterling’s securities pursuant to the Registration Statements. Accordingly Sterling hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made in each of the Registration Statements, removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eugene, State of Oregon, on April 18, 2014.

Umpqua Holdings Corporation, as successor to Sterling Financial Corporation

By:	/s/ Steven L. Philpott
	Name:	Steven L. Philpott
	Title:	Executive Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.